As filed pursuant to Rule 424(b)(3)
Registration No. 333-147658

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated November 28, 2007 to Prospectus dated November 28, 2007

$

 Rockwell Automation, Inc.
$                % Notes due 2017
$                % Debentures due 2037

      We are offering $          of our    % notes due 2017 (the “notes”) and $          of our    % debentures due 2037 (the “debentures” and, together with the notes, the “securities”).

      We will pay interest on the securities on June 1 and December 1 of each year. The first payment of interest will be made on June 1, 2008. The securities will be issued only in denominations of $2,000 and higher integral multiples of $1,000.

      We may redeem either series of securities in whole or in part, at any time before their maturity, at the applicable redemption price described under “Description of the Securities—Optional Redemption”.

       See “Risk Factors” beginning on page S-8 to read about important factors you should consider before buying the securities.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Per Debenture	Total
Initial public offering price	%	%	$
Underwriting discount	%	%	$
Proceeds, before expenses, to Rockwell Automation, Inc.	%	%	$

      The initial public offering price set forth above does not include accrued interest, if any. Interest on the securities will accrue from December  , 2007 and must be paid by the purchasers if the securities are delivered after December  , 2007.

      The underwriters expect to deliver the securities through the facilities of The Depository Trust Company against payment in New York, New York on or about December  , 2007.

Banc of America Securities LLC
Goldman, Sachs & Co.
UBS Investment Bank

Prospectus Supplement dated December , 2007.

TABLE OF CONTENTS Prospectus Supplement

Prospectus

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. The accompanying prospectus, as supplemented by this prospectus supplement, is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

ABOUT THIS DOCUMENT

        This document consists of two parts. The first part is this prospectus supplement, which contains specific information about the terms of the securities. The second part is the accompanying prospectus, which provides a general description of debt securities we may offer from time to time, some of which may not apply to the securities. In the event the information in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

        References in this prospectus supplement to “Rockwell”, “we”, “us” and “our” are to Rockwell Automation, Inc. and its subsidiaries and predecessors unless the context indicates otherwise.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement contain statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•	economic and political changes in global markets where we compete, such as currency exchange rates, inflation rates, interest rates, recession, policies of foreign governments and other external factors we cannot control, and U.S. and local laws affecting our activities abroad and compliance therewith;

•	successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	general global and regional economic, business or industry conditions, including levels of capital spending in industrial markets;

•	the availability, effectiveness and security of our information technology systems;

•	competitive product and pricing pressures;

•	disruption of our operations due to natural disasters, acts of war, strikes, terrorism, or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	the uncertainties of litigation;

•	disruption of our North American distribution channel;

•	the availability and price of components and materials;

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•	successful execution of our cost productivity and our globalization initiatives;

•	our ability to execute strategic actions, including acquisitions and integration of acquired businesses; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

        These forward-looking statements reflect our beliefs as of the date of this prospectus supplement. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SUMMARY

        This summary contains basic information about us and our offering of the securities. It does not contain all the information that may be important to you. You should read the following summary together with the more detailed information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

        We are a leading global provider of industrial automation power, control and information solutions that help manufacturers achieve a competitive advantage in their businesses. We were incorporated in Delaware in 1996 in connection with a tax-free reorganization completed on December 6, 1996, pursuant to which we divested our former aerospace and defense business to The Boeing Company. In the reorganization, the former Rockwell International Corporation (“RIC”) contributed all of its businesses, other than the aerospace and defense business, to us and distributed all of our capital stock to RIC’s shareowners. Boeing then acquired RIC. RIC was incorporated in 1928.

        Our principal executive offices are located at 1201 South Second Street, Milwaukee, Wisconsin 53204, USA, and our telephone number at that location is +1-414-382-2000.

The Offering

Securities Offered	$ aggregate principal amount of % notes due 2017. $ aggregate principal amount of % debentures due 2037.
Maturity Date	The notes mature on December 1, 2017 and the debentures mature on December 1, 2037.
Interest Payment Dates	June 1 and December 1 of each year, commencing June 1, 2008.
Optional Redemption	At our option, we may redeem the securities of each series in whole or in part, at any time before their maturity, at the applicable redemption price described under "Description of the Securities—Optional Redemption" in this prospectus supplement.

Ranking	The securities:
	•	are unsecured;
	•	rank equally with all existing and future unsecured and unsubordinated debt;
	•	are senior to any future subordinated debt; and
	•	are effectively junior to any existing and future secured debt to the extent of assets securing that debt.
Covenants	We will issue the securities under an indenture containing covenants for your benefit. These covenants require us to satisfy certain conditions in order to:
	•	incur debt secured by liens;
	•	engage in sale/leaseback transactions; or
	•	merge or consolidate with another entity.
For a more detailed discussion of these covenants, see "Description of Debt Securities—Covenants" in the accompanying prospectus.
Change of Control Repurchase Event	Upon a change of control repurchase event, you will have the right to require us to repurchase your securities at a price equal to 101% of the principal amount of the securities repurchased plus any accrued and unpaid interest. See "Description of the Securities—Change of Control Repurchase Event" in this prospectus supplement.

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Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million, which we intend to use to repay at maturity our 6.15% notes due January 15, 2008 and for general corporate purposes, which may include repayment of commercial paper, acquisitions, investments, additions to working capital, share repurchases, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested before use.

Further Issues	We may from time to time issue additional debt securities of the same tenor, coupon and other terms as the notes or the debentures, so that those additional debt securities and the notes or the debentures, as applicable, offered hereby will form a single series.

Risk Factors	See "Risk Factors" beginning on page S-8 to read about important factors you should consider before buying the securities.

RISK FACTORS

        You should carefully consider the following risk factors and the information under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2007, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to the investor’s own particular circumstances or generally.

Risks Relating to the Securities

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

        The indenture governing the securities does not limit the amount of additional unsecured debt that we may incur. In addition, we currently maintain a five-year senior unsecured revolving credit facility under which we may borrow up to $600 million. Any indebtedness we incur under that credit facility will rank equally with the securities. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, will increase.

The securities are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

        The securities are our obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the securities or to make any funds available therefor, whether by dividends, loans or other payments. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the securities to benefit indirectly therefrom, will be effectively subordinated to the claims of creditors, including trade creditors, of that subsidiary.

        In addition, the indenture governing the securities does not contain any limitation on the amount of liabilities, such as trade payables, that may be incurred by our subsidiaries.

The securities will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the securities.

        The securities are unsecured obligations, ranking equally with our other senior unsecured indebtedness and effectively junior to any secured indebtedness we may incur. As of September 30, 2007, we did not have any outstanding secured indebtedness, although the indenture governing the securities permits us to incur secured debt under specified circumstances. If we incur secured debt, our assets securing that indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, our assets that secure debt will be available to pay obligations on the securities only after all debt secured by those assets has been repaid in full. Holders of the securities will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the securities then outstanding would remain unpaid.

We intend to continue repurchasing our stock, which will reduce cash reserves available for repayment of the securities.

        We have repurchased, and expect to continue to repurchase, our common stock in the open market or in privately negotiated transactions. These purchases may be significant, and any purchase would reduce cash available to repay the securities. On November 7, 2007, our board of directors authorized us to expend up to an additional $1 billion to repurchase shares of our common stock.

We have made only limited covenants in the indenture governing the securities.

        The indenture governing the securities contains limited covenants, including those restricting our ability and certain of our subsidiaries’ ability to create certain liens and enter into certain sale and leaseback transactions. The limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Debt Securities—Covenants” in the accompanying prospectus. In light of these exceptions, holders of the securities may be structurally or contractually subordinated to new lenders.

The provisions in the indenture and the securities relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

        The provisions contained in the indenture and the securities will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the securities as described under “Description of the Securities—Change of Control Repurchase Event”. Except as described under “Description of the Securities—Change of Control Repurchase Event”, the indenture and the securities do not contain provisions that permit the holders of the securities to require us to repurchase the securities in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the securities upon a change of control repurchase event.

        As described under “Description of the Securities—Change of Control Repurchase Event”, we will be required to offer to repurchase the securities upon the occurrence of a change of control repurchase event. We may not have sufficient funds to repurchase the securities in cash at that time or have the ability to arrange necessary financing on acceptable terms. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the securities for cash.

There are no existing markets for the securities. If one develops, it may not be liquid.

        There are currently no established markets for the securities. We do not intend to list the securities on any national securities exchange or to seek their quotation on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the securities of each series following the offering, as permitted by applicable laws and regulations. However, the underwriters have no obligation to make a market in either series of securities and they may cease market-making activities at any time without notice. Further, we cannot provide assurances about the liquidity of any markets that may develop for the securities, your ability to sell your securities or the prices at which you will be able to sell your securities. Any trading markets for the securities that develop and any future trading prices of the securities may be affected by many factors, including:

•	prevailing interest rates;

•	our financial condition and results of operations;

•	the then-current ratings assigned to the securities;

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•	the market for similar securities;

•	the time remaining to the maturity of the securities;

•	the outstanding amount of the securities; and

•	the terms related to optional redemption of the securities.

Ratings of the securities may change after issuance and affect the market price and marketability of the securities.

        We currently expect that, before they are issued, the securities will be rated by Fitch Ratings Ltd., Moody’s Investors Service Inc. and Standard & Poor’s Rating Services. Those ratings are limited in scope, and do not address all material risks relating to an investment in the securities, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of the rating may be obtained from the applicable rating agency. We cannot provide assurances that the credit ratings will be issued or remain in effect or that the ratings will not be lowered, suspended or withdrawn entirely by the rating agencies. It is also possible that the ratings may be lowered in connection with future events, such as acquisitions. If rating agencies lower, suspend or withdraw the ratings, the market price or marketability of the securities may be adversely affected. In addition, any decline in the ratings of the securities may make it more difficult for us to raise capital on acceptable terms.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $      million, after deducting underwriters’ discounts and commissions and other estimated offering expenses payable by us. We intend to use some of the net proceeds from this offering to repay at maturity our 6.15% notes due January 15, 2008. We intend to use the remaining net proceeds from this offering for general corporate purposes, which may include repayment of commercial paper, acquisitions, investments, additions to working capital, share repurchases, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested before use.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2007 and as adjusted to give effect to the sale of the securities in this offering and the application of the net proceeds therefrom as described under “Use of Proceeds”. You should read this table in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The as adjusted information may not reflect our cash, short-term debt and capitalization in the future.

	September 30, 2007
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$624.2	$

Short-term debt	$173.2		$173.2
Current portion of long-term debt	348.2		—
Long-term debt
6.15% notes due January 2008	348.2		—
6.70% debentures due January 2028	250.0		250.0
5.20% debentures due January 2098	200.0		200.0
% notes due December 2017 offered hereby	—
% debentures due December 2037 offered hereby	—
Unamortized discount and other	(44.3)		(44.3)

Total	753.9
Less current portion	(348.2)		—

Total long-term debt	405.7

Total debt	927.1
Total shareowner's equity	1,742.8		1,742.8

Total capitalization	$2,669.9	$

DESCRIPTION OF THE SECURITIES

        The following description of certain material terms of the securities does not purport to be complete. The securities will be issued under an indenture dated as of December 1, 1996 between us and The Bank of New York Trust Company, N.A. (successor to Mellon Bank, N.A.), as trustee. The following description of the particular terms of the securities is qualified in its entirety by reference to the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a beneficial owner of the securities.

General

        The notes and the debentures will each constitute a separate series of debt securities described in the accompanying prospectus. The following table summarizes key basic terms of the notes and the debentures:

	The Note	The Debentures
Initial aggregate principal amount	$	$
Maturity	December 1, 2017	December 1, 2037
Annual interest rate	%	%

        The securities and any future debt securities issued under the indenture will be our unsecured and unsubordinated obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness outstanding now or in the future. The securities will not be subject to any sinking fund provisions. The securities will be issued in book-entry form only.

        Other than the protections that may otherwise be afforded holders of debt securities as a result of the operation of the covenants described under “Description of Debt Securities—Covenants” in the accompanying prospectus and “—Change of Control Repurchase Event” below, there are no covenants or other provisions that may protect holders of the securities if there is a leveraged buyout or other highly leveraged transaction involving us or any similar occurrence.

Interest

        We will pay interest on the securities from December  , 2007 semi-annually, in arrears, on June 1 and December 1 of each year, beginning June 1, 2008. Interest is payable to registered owners of the securities as of the close of business on the May 15 or November 15, as the case may be, immediately before the interest payment date. Interest will be computed on the securities on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

        The securities of each series may be redeemed, in whole or in part, at our option, at any time or from time to time before maturity at a redemption price equal to the greater of:

•	the principal amount of the securities being redeemed, and

•	as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of the securities to be redeemed (excluding interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus basis points in the case of the notes and basis points in the case of the debentures, plus, in either case, any accrued interest on the securities to be redeemed to the redemption date. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the securities to be redeemed.

        For purposes of determining the optional redemption price of the securities, the following definitions will apply:

        “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the third business day immediately preceding the redemption date, of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the applicable comparable treasury price for the redemption date.

        “Comparable treasury issue” means the United States Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the securities to be redeemed.

        “Comparable treasury price” means, with respect to any redemption date, (i) the average of the reference treasury dealer quotations for the redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (ii) if the quotation agent obtains fewer than three reference treasury dealer quotations, the average of all reference treasury dealer quotations.

        “Quotation agent ” means the reference treasury dealer appointed by us.

        “Reference treasury dealer” means each of Banc of America Securities LLC, Barclays Bank PLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and UBS Securities LLC and their respective successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), we will substitute another primary treasury dealer.

        “Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent at 5:00 p.m., New York City time, on the third business day immediately preceding that redemption date.

        “Remaining scheduled payments” means, with respect to the securities to be redeemed, the remaining scheduled payments of the principal of and interest on those securities that would be due after the related redemption date but for the redemption; provided, however, that if the redemption date is not an interest payment date with respect to the securities to be redeemed, the amount of the next succeeding scheduled interest payment on those securities will be reduced by the amount of interest accrued on those securities to the redemption date.

        Unless we default in payment of the redemption price, from the redemption date, interest will stop accruing on the securities or any part of the securities called for redemption. By any redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the securities to be redeemed. If less than all the securities of any series are to be redeemed and the securities are not global securities, the trustee will select the securities to be redeemed by any method the trustee deems fair and appropriate.

Change of Control Repurchase Event

        If a change of control repurchase event occurs, unless we have exercised our right to redeem the securities as described above under “—Optional Redemption”, you will have the right to require us to repurchase all or any part (in integral multiples of $1,000) of your securities at a repurchase price in cash equal to 101% of the aggregate principal amount of the applicable series of securities repurchased plus any accrued and unpaid interest on the securities repurchased to, but not including, the date of repurchase.

        Within 30 days following any change of control repurchase event or, at our option, before any change of control, but after the public announcement of the change of control, we will mail a notice to you describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the applicable series of securities on the repurchase date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed. The notice will, if mailed before the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring by the repurchase date specified in the notice.

        We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations to the extent those laws and regulations apply to the repurchase of the securities as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the securities, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the securities by complying with those securities laws or regulations or because of such conflicts.

        On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

•	accept for payment all the securities properly tendered pursuant to our offer;

•	deposit with the paying agent the aggregate purchase price for all the securities properly tendered; and

•	deliver to the trustee for cancellation the securities properly accepted, together with an officers’ certificate stating the aggregate principal amount of each series of securities being purchased by us.

        For purposes of the foregoing discussion of a repurchase at the option of holders upon the occurrence of a change of control repurchase event, the following definitions apply:

        “Change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

        “Below investment grade rating event” means the applicable series of securities are rated below an investment grade rating by each of the rating agencies on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of the change of control (which 60-day period will be extended so long as the rating of the applicable series of securities is under publicly announced consideration for possible downgrade by any of the rating agencies); provided, however, that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a below investment grade rating event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control will have occurred at the time of the below investment grade rating event).

        “Change of control” means any of the following:

•	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of ours and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or our subsidiaries;

•	the adoption of a plan relating to our liquidation or dissolution;

•	the consummation of any transaction (such as any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or group of persons, other than us or our subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

•	the first day when a majority of our directors are not continuing directors.

        “Continuing directors” means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the issuance of the applicable series of securities; or (2) was nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of the nomination or election.

        “Fitch” means Fitch Ratings Ltd. and its successors.

        “Investment grade” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or the equivalent investment grade credit rating from any other rating agency selected by us.

        “Moody’s” means Moody’s Investors Service Inc. and its successors.

        “Rating agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate any series of securities or fails to make a rating of any series of securities publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Fitch, Moody’s or S&P.

        “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        “Voting stock” of any specified person means the capital stock of the person then outstanding that is entitled to vote generally in the election of the board of directors or similar governing body.

Defeasance

        The provisions of the indenture relating to defeasance described under “Description of Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus apply to the securities.

Further Issues

        We may from time to time, without notice to or consent of the holders of the securities, issue additional debt securities under the indenture of the same tenor, coupon and other terms as the notes or the debentures, so that those additional debt securities and the notes or the debentures, as applicable, offered hereby will form a single series of debt securities under the indenture. We refer to this additional issuance of debt securities as a “further issue”.

        Purchasers of the notes and the debentures we are offering, after the date of any further issue, will not be able to differentiate between the securities sold as part of the further issue and previously issued securities.

Book-Entry System

        The Depository Trust Company (“DTC”) will act as securities depositary for the securities. One or more fully registered global certificates representing the securities (the “global securities”) will be issued for each of the notes and the debentures, in the applicable aggregate principal amount, and will be deposited with DTC and registered in the name of Cede & Co., as DTC’s nominee. The provisions set forth under “Description of Debt Securities—Global Securities” in the accompanying prospectus will apply to the securities.

        The following is based on information furnished by DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

        Purchases of securities under DTC’s system must be made by or through direct participants, which will receive a credit for those securities on DTC’s records. The ownership interest of the actual purchasers of the securities represented by a global security, who are the beneficial owners of the securities, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through whom the beneficial owners entered into the transaction. Transfers of ownership interests in any global security representing the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of any global security representing the securities will not receive securities in definitive form representing their ownership interests in the securities, unless the use of the book-entry system for the securities is discontinued or certain other events occur as described in this prospectus supplement.

        The deposit of global securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities representing the securities. DTC’s records reflect only the identity of the direct participants to whose accounts those securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

        The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        Notices and other communications among DTC, direct participants, indirect participants and beneficial owners will be governed by arrangements among them, and in some cases by statutory or regulatory requirements. Redemption notices will be sent to DTC. If less than all of the securities are being redeemed, DTC’s practice is to determine by lot the interest of each participant in the securities to be redeemed.

        Neither DTC nor Cede & Co. will itself consent or vote with respect to the global securities representing the securities. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

        Principal and interest payments on the global securities representing the securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name”, and will be the responsibility of those participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements. Payment of principal and interest to Cede & Co. is our responsibility or the responsibility of the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct and indirect participants. Neither we nor the trustee will be responsible or liable for the disbursements of payments in respect of ownership interests in the securities by DTC or the direct or indirect participants or for maintaining or reviewing any records of DTC or the direct or indirect participants relating to ownership interests in the securities or the disbursement of payments in respect of the securities.

        DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us or the trustee. If that occurs and a successor securities depositary is not obtained, securities in definitive form will be printed and delivered. Additionally, we may decide to discontinue use of a system of book-entry transfers through DTC (or a successor securities depositary). In that event, securities in definitive form will be printed and delivered.

        The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable and we do not take any responsibility for its accuracy. The arrangements between us and DTC’s procedures may change.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

        The following summary describes the material United States federal income tax consequences of buying, owning and disposing of the securities by beneficial owners of the securities. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). The summary below is limited to initial beneficial owners who hold the securities as capital assets (generally, property held for investment) and who purchase the securities at the “issue price” (as defined below).

        For purposes of this discussion, a “United States Holder” means a beneficial owner of a security other than a partnership that is, or is treated as, for United States federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate whose income is subject to United States federal income tax on a net basis with respect to its worldwide income; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        A “Non-United States Holder” means a beneficial owner of a security that is not a partnership and that is not a United States Holder.

        If a partnership (including any entity treated as a partnership or other pass through entity for United States federal income tax purposes) is a holder of a security, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of such partnership. Such persons should consult their own tax advisors as to the particular United States federal income tax consequences to them.

        This summary does not discuss the particular United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or if such holder is subject to special rules under United States federal income tax laws. Special rules apply, for example, to:

•	some financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	brokers or dealers in securities or foreign currencies;

•	persons holding securities as part of a hedge, straddle or integrated transaction;

•	United States Holders whose functional currency is not the United States dollar;

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•	United States expatriates;

•	foreign corporations that are classified as “passive foreign investment companies” or “controlled foreign corporations” for United States federal income tax purposes;

•	partnerships or other flow-through entities; or

•	persons subject to the alternative minimum tax.

        This discussion does not address the tax consequences to Non-United States Holders that are subject to United States federal income tax on a net basis on income realized with respect to a security because such income is effectively connected with the conduct of a United States trade or business. Such holders are generally taxed in a similar manner to United States Holders; however, certain special rules apply.

         Prospective investors are advised to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

United States Federal Tax Consequences to United States Holders

Payments of Interest

        Interest paid on a security generally will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received, in accordance with the United States Holder’s method of accounting for United States federal income tax purposes. If the stated redemption price at maturity of a security exceeds the issue price of such security by more than a de minimis amount (as defined below), such security will be deemed to have original issue discount (“OID”). The “issue price” of a note or a debenture will be the first price at which a substantial amount of the notes or debentures, respectively, are sold to the public (i.e., excluding sales to any agent, wholesaler or similar persons), and the “stated redemption price at maturity” of a note or debenture is its principal amount. However, a security will not be deemed to have OID if its stated redemption price at maturity exceeds its issue price by less than a de minimis amount equal to one-fourth of one percent (0.25%) of its stated redemption price at maturity, multiplied by the number of full years to its maturity. If a security meets this de minimis exception, a United States Holder of that security is generally required to include the de minimis OID amount in income (as capital gain), as principal payments are made on the security, unless the United States Holder elects to apply the constant yield method which otherwise applies to an instrument with more than de minimis OID. If the OID on a security is more than de minimis, a United States Holder will be required to include the OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on interest compounding and in advance of the cash payments attributable to the income. Since the issue price of the securities is expected to be at par or within the de minimis exception, the securities should not be considered to have OID.

        In certain circumstances (i.e., optional redemption, change of control put), we may be obligated to pay amounts in excess of stated interest or principal on the securities. The obligation to make such payments may implicate the provisions of United States Treasury Regulations relating to “contingent payment debt instruments.” If the securities were deemed to be contingent payment debt instruments, a United States Holder might be required to accrue income on the holder’s securities in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of a security before the resolution of the contingencies. According to current United States Treasury Regulations, the possibility that we may pay such excess amounts in the event of an optional redemption will not be taken into account in determining whether the securities are deemed to be contingent payment debt instruments. However, the possibility that we may pay such excess amounts for a change of control put will not cause the securities to be treated as contingent payment debt instruments only if there is only a remote chance as of the date the debt securities were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such change of control put payments is remote. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the securities to the contingent payment debt rules. Our determination that this change in control put contingency is remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable United States Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a holder could differ materially and adversely from those discussed herein. In the event such a contingency were to occur, it would affect the amount and timing of the income recognized by a United States holder. If any additional payments are in fact made, United States Holders will be required to recognize such amounts as income. The remainder of this disclosure assumes that the securities will not be treated as contingent payment debt instruments.

Sale, Exchange or Retirement of the Securities

        Upon the sale, exchange, retirement or other taxable disposition of a security, a United States Holder generally will recognize taxable gain or loss equal to the difference, if any, between (i) the sum of the cash plus the fair market value of all other property received on the sale, exchange, retirement or other disposition and (ii) the United States Holder’s adjusted tax basis in the security. A United States Holder’s adjusted tax basis in a security will equal the cost of the security to the United States Holder reduced by any principal payments received by the United States Holder and increased by any de minimis OID included in income pursuant to the election described above under “Payments of Interest”. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued but unpaid interest are treated as interest as described under “Payments of Interest” above.

        Gain or loss realized on the sale, exchange, retirement or other disposition of a security will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition the security has been held for more than one year. Long-term capital gains of non-corporate holders are eligible for reduced rates of taxation. The deductibility of any capital losses is subject to limitations.

Backup Withholding and Information Reporting

        A non-corporate United States Holder generally will be subject to United States backup withholding at the applicable rate with respect to interest, principal or premium, if any, paid on a security, and the proceeds from the sale, exchange, redemption or other disposition of a security, if the non-corporate United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. In addition, the payments of interest, principal, or premium to, and the proceeds of a sale, exchange, redemption or other disposition by, a United States Holder that is not an “exempt recipient” generally will be subject to information reporting requirements. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

United States Federal Tax Consequences to Non-United States Holders

Payments of Interest

        Interest paid on a security to a Non-United States Holder that is not engaged in a trade or business in the United States generally will not be subject to United States federal income tax provided that:

•	the Non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

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•	the Non-United States Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; o the Non-United States Holder is not a bank receiving certain types of interest; and

•	the Non-United States Holder is not a bank receiving certain types of interest; and

•	either

•	the Non-United States Holder certifies under penalties of perjury on Internal Revenue Service Form W-8BEN (or a suitable substitute form) that it is not a United States person as defined in the Internal Revenue Code, and provides its name and address, or

•	a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the securities on behalf of the Non-United States Holder certifies under penalties of perjury that such a statement has been received from the Non-United States Holder and furnishes a copy to us.

Interest paid to a Non-United States Holder not satisfying the conditions described above will be subject to United States withholding tax at a rate of 30 percent, unless an income tax treaty applies to reduce or eliminate withholding and the Non-United States Holder provides us with a properly executed Internal Revenue Service Form W-8BEN claiming the exemption.

Sale, Exchange or Retirement of the Securities

        Subject to the discussion below concerning backup withholding, any gain realized by a Non-United States Holder that is not engaged in a trade or business in the United States on the sale, exchange, retirement or other disposition of a security generally will not be subject to United States federal income tax unless the Non-United States Holder is an individual who is present in the United Sates for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding and Information Reporting

        Information returns will be filed with the Internal Revenue Service in connection with payments on the securities. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the Internal Revenue Service in connection with any payment of proceeds from a sale or other disposition of a security and the Non-United States Holder may be subject to United States backup withholding on payments on the security or on the proceeds from a sale or other disposition of the security. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Estate Tax

        Subject to benefits provided by an applicable estate tax treaty, a security held by an individual who at the time of death is not a citizen or resident of the United States (as specifically defined for United States federal estate tax purposes) may be subject to United States federal estate tax upon the individual’s death unless, at such time:

•	the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; and

•	the income on the security is not effectively connected to the conduct by such individual of a trade or business in the United States.

UNDERWRITING

        We and Banc of America Securities LLC, Goldman, Sachs & Co. and UBS Securities LLC, the representatives for the underwriters for the offering named below, have entered into an underwriting agreement with respect to the securities. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of securities indicated in the following table.

Underwriters	Principal Amount of Notes	Principal Amount of Debentures
Banc of America Securities LLC	$	$
Goldman, Sachs & Co.
UBS Securities LLC

Total	$	$

        The underwriters are committed to take and pay for all of the notes being offered, if any are taken, and all of the debentures being offered, if any are taken.

        We have been advised by the underwriters that securities sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement and that any securities sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to    % of the principal amount in the case of the notes and    % of the principal amount in the case of the debentures. Any of those securities dealers may resell any securities purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to    % of the principal amount in the case of the notes and    % of the principal amount in the case of the debentures. If all the securities are not sold at the initial offering price, the underwriters may change the offering prices and the other selling terms. The offering of the securities by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

        The securities are new issues of securities with no established trading markets. We have been advised by the underwriters that the underwriters intend to make markets in the securities but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

        In connection with the offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the securities. As a result, the prices of the securities may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and expenses. Certain affiliates of the underwriters are lenders under our credit facilities.

Selling Restrictions

European Economic Area

        In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”) it has not made and will not make an offer of securities to the public in that relevant member state before the publication of a prospectus in relation to the securities which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that it may, with effect from and including the relevant implementation date, make an offer of securities to the public in that relevant member state at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for the underwriters for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom

        Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity

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(within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Hong Kong

        The securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used in this prospectus supplement means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

VALIDITY OF THE SECURITIES

        The validity of the debt securities offered by this prospectus supplement and the accompanying prospectus has been passed on for us by Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, and for the underwriters by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

$

Rockwell Automation, Inc.

$                % Notes due 2017
$                % Debentures due 2037

Prospectus Supplement

Banc of America Securities LLC
Goldman, Sachs & Co.
UBS Investment Bank